The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

       Subject to Completion, Pricing Supplement dated September 30, 2003

PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 9 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-106789
Dated August 26, 2003                                   Dated            , 2003
                                                                 Rule 424(b)(3)

                                   $
                                Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                                ---------------
                           PLUS due December 30, 2004
         Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
          Based on the Value of the Morgan Stanley Technology Index(SM)
                   Performance Leveraged Upside Securities(SM)
                                   ("PLUS(SM)")

Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity you will receive for each $10 principal amount of PLUS that you hold an amount in cash based upon the average value of the Morgan Stanley Technology Index(SM), which we refer to as the MSH Index, as determined over three trading days prior to the maturity of the PLUS.

o    The principal amount and issue price of each PLUS is $10.

o    We will not pay interest on the PLUS.

o At maturity, if the final average index value is greater than the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment equal to $10 plus the leveraged upside payment, which is equal to $10 multiplied by 200% of the percent increase in the value of the MSH Index, subject to a maximum total payment at maturity equal to
     $        , or       % of the issue price. If the final average index value
     is less than or equal to the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to $10 multiplied by the index performance factor, which will be less than or equal to 1.0.

     o    The percent increase in the value of the MSH Index will be equal to
          (i) the final average index value minus the initial index value divided by (ii) the initial index value.

     o The index performance factor will be equal to (i) the final average index value divided by (ii) the initial index value.

     o    The initial index value is        , the closing value of the MSH Index
          on the day we offer the PLUS for initial sale to the public.

     o The final average index value will be based on the arithmetic average of closing values of the MSH Index over three consecutive trading days, commencing December 23, 2004.

o Investing in the PLUS is not equivalent to investing in the MSH Index or its component stocks.

o We will apply to list the PLUS to trade under the proposed symbol "TEC" on the American Stock Exchange LLC.

You should read the more detailed description of the PLUS in this pricing supplement. In particular, you should review and understand the descriptions in"Summary of Pricing Supplement" and "Description of PLUS."

The PLUS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-7.

                             ----------------------
                               PRICE $10 PER PLUS
                             ----------------------

                                        Price to       Agent's      Proceeds to
                                         Public      Commissions      Company
                                      -----------    -----------    -----------
Per PLUS..............................      $             $              $
Total.................................      $             $              $


                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus, see "Supplemental Information Concerning Plan of Distribution" below.

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS in any jurisdiction, other than the United States, where action for that purpose is required. This pricing supplement and the accompanying prospectus supplement and prospectus may not be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The PLUS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus and any other document or material used in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the PLUS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The PLUS offered are medium-term debt securities of Morgan Stanley. The return on the PLUS at maturity is based on the value of the MSH Index.

     "Performance Leveraged Upside Securities," "PLUS" and "Morgan Stanley Technology Index" are our service marks.

Each PLUS costs $10          We, Morgan Stanley, are offering Performance
                             Leveraged Upside Securities(SM) due December 30,
                             2004, Mandatorily Exchangeable for an Amount
                             Payable in U.S. Dollars Based on the Value of the MSH(R) Index, which we refer to as the PLUS(SM).
                             The principal amount and issue price of each PLUS is $10.

No guaranteed return         Unlike ordinary debt securities, the PLUS do not
of principal; no interest    pay interest and do not guarantee any return of
                             principal at maturity. If the final average value of the MSH Index, which we refer to as the final average index value, is less than the closing value of the MSH Index on the day we offer the PLUS for initial sale to the public, which we refer to as the initial index value, we will pay to you an amount in cash per PLUS that is less than the $10 issue price of each PLUS by an amount proportionate to the decrease in the value of the MSH Index.

Payment at maturity          At maturity, you will receive for each $10
based on the MSH             principal amount of PLUS that you hold an amount
Index                        in cash based upon the value of the MSH Index,
                             determined as follows:

                             o If the final average index value is greater than the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

                                  $10 + leveraged upside payment,

                                subject to a maximum total payment at maturity
                                equal to $        , or       % of the issue
                                price,

                                where,

                                leveraged upside payment = ($10 x 200% x index percent increase)

                                and
                                                         final average index value - initial index value
                                index percent increase = -----------------------------------------------
                                                                       initial index value

                             o If the final average index value is less than or equal to the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

                                  $10 x index performance factor

                                where,

                                                             final average index value
                                  index performance factor = -------------------------
                                                                initial index value

                               Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

                             On PS-6, we have provided a graph titled
                             "Hypothetical Payouts on the PLUS at Maturity," which illustrates the performance of the PLUS at maturity assuming a variety of hypothetical final average index values. The graph does not show every situation that may occur.

                             You can review the historical values of the MSH Index in the section of this pricing supplement called "Description of PLUS--Historical Information." The payment of dividends on the stocks that underlie the MSH Index is not reflected in the level of the MSH Index and, therefore, has no effect on the calculation of the payment at maturity.

                             The final average index value will be based on the closing values for three valuation dates. The scheduled valuation dates are December 23, 2004, December 27, 2004 and December 28, 2004. If, however, a market disruption event occurs on any scheduled valuation date, that date will not be used as a valuation date and the valuation dates will be the first three trading days on or after December 23 on which no market disruption event occurs. If a market disruption event occurs on any scheduled valuation date or any scheduled valuation date is not otherwise a trading day, the maturity date will be postponed until the second trading day following the third valuation date as postponed. See the section of this pricing supplement called "Description of PLUS--Maturity Date."

                             Investing in the PLUS is not equivalent to investing in the MSH Index or its component stocks.

Your return on the PLUS is   The return investors realize on the PLUS is
limited by the maximum       limited by the maximum payment at maturity. The
payment at maturity          maximum payment at maturity of each PLUS is $    ,
                             or    % of the issue price. Because you will not
                             receive more than the maximum payment at maturity, the effect of the leveraged upside payment will be reduced as the final average index value exceeds
                                 % of the initial index value. See "Hypothetical
                             Payouts on the PLUS at Maturity" on PS-6.

MS & Co. will be the         We have appointed our subsidiary, Morgan Stanley &
Calculation Agent            Co. Incorporated, which we refer to as MS & Co.,
                             to act as calculation agent for JPMorgan Chase
                             Bank, the trustee for our senior notes. As calculation agent, MS & Co. will calculate the index value on each valuation date, the final average index value and the payment to you at maturity and will determine whether a market disruption event has occurred.

MS & Co. consults            Our subsidiary, MS & Co., developed and owns the
on the MSH Index             MSH Index and acts as consultant to the American
                             Stock Exchange LLC, which we refer to as the AMEX, in connection with the calculation and maintenance of the MSH Index. In its role as consultant, MS &
                             Co. has influence over the composition and calculation of the MSH Index, including in decisions regarding the addition and deletion of component securities and other methodological modifications to the MSH Index. The actions and judgments of MS & Co. may affect the value of the MSH Index and, consequently, could adversely affect the value of the PLUS. You should read about certain potential conflicts that may exist because of our affiliation with MS & Co. in the section called "Risk Factors--Our subsidiary, MS &
                             Co., may have adverse economic interests as calculation agent for the PLUS and as consultant for the MSH Index."

                             MS & Co. maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the PLUS to restrict the use of information relating to the calculation of the MSH Index prior to its dissemination. MS & Co. will carry out its duties and functions in connection with its determination of the MSH Index in good faith and using its reasonable judgment.

Where you can find more      The PLUS are senior notes issued as part of our
information on the PLUS      Series C medium-term note program. You can find a
                             general description of our Series C medium-term note program in the accompanying prospectus supplement dated August 26, 2003. We describe the basic features of this type of note in the sections of the prospectus supplement called
                             "Description of Notes--Fixed Rate Notes" and
                             "--Exchangeable Notes."

                             For a detailed description of the terms of the PLUS, you should read the section of this pricing supplement called "Description of PLUS." You should also read about some of the risks involved in investing in PLUS in the section of this pricing supplement called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the PLUS may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us              You may contact your local Morgan Stanley branch
                             office or our principal executive offices at 1585
                             Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                  HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

     For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical final index values. The PLUS Zone illustrates the leveraging effect of the payment of the leveraged upside payment taking into account the maximum payment at maturity. The chart is based on the following hypothetical terms:

     o    Issue Price per PLUS: $10.00

     o    Initial Index Value: 400

     o    Maximum Payment at Maturity: $12.00 (120% of the Issue Price)

     Where the final index value is greater than the initial index value, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 plus the leveraged upside payment, subject to the maximum payment at maturity. Where the final index value is less than or equal to the initial index value, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 multiplied by the index performance factor.

     Because you will not receive more than the maximum payment at maturity, you will realize the maximum leveraged upside payment at a final index value of 110% of the hypothetical initial index value, or 440 in the example below. In addition, you will not share in the performance of the index at final index values above 120% of the hypothetical initial index value, or 480 in the example below.

                               [GRAPHIC OMITTED]

                                  RISK FACTORS

     The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest or guarantee any return of principal at maturity. The payment at maturity is linked to the performance of the MSH Index, subject to a maximum payment at maturity. To the extent that the final average index value is less than the closing value of the MSH Index on the date we offer the PLUS for initial sale to the public, investors will receive a payment at maturity that is less than the issue price of each PLUS by an amount proportionate to the decrease in the value of the MSH Index. Investing in the PLUS is not equivalent to investing directly in the MSH Index or its component stocks. The return investors realize on the PLUS is limited by the maximum payment at maturity. This section describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

PLUS do not pay interest or      The terms of the PLUS differ from those of
guarantee return of principal    ordinary debt securities in that we will not
                                 pay you interest on the PLUS or guarantee to
                                 pay you the principal amount of the PLUS at
                                 maturity. Instead, at maturity you will
                                 receive for each $10 principal amount of PLUS
                                 that you hold an amount in cash based upon the
                                 final average index value. If the final
                                 average index value is greater than the
                                 initial index value, you will receive an
                                 amount in cash equal to $10 plus the leveraged
                                 upside payment, subject to a maximum total
                                 payment at maturity equal to $      , or    %
                                 of the issue price. If the final average index value is less than the initial index value, you will receive an amount in cash that is less than the $10 issue price of each PLUS by an amount proportionate to the decrease in the value of the MSH Index. See "Hypothetical
                                 Payouts on the PLUS at Maturity" on PS-6.

Your appreciation                The appreciation potential of the PLUS is
potential is limited             limited by the maximum payment at maturity of
                                 $       per PLUS, or     % of the issue price.
                                 As a result, you will not share in any
                                 appreciation of the MSH Index above    % of the
                                 value of the MSH Index on the day we offer the
                                 PLUS for initial sale to the public. In
                                 addition, because you will not receive more
                                 than the maximum payment at maturity, the
                                 effect of the leveraged upside payment will be
                                 reduced as the final average index value
                                 exceeds    % of the initial index value. See
                                 "Hypothetical Payouts on the PLUS at Maturity" on PS-6.

Secondary trading                There may be little or no secondary market for
may be limited                   the PLUS. Although we will apply to list the
                                 PLUS on the AMEX, we may not meet the
                                 requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the PLUS but is not required to do so.

Market price of the              Several factors, many of which are beyond our
PLUS may be influenced           control, will influence the value of the PLUS.
by many unpredictable            We expect that generally the value of the MSH
factors                          Index on any day will affect the value of the
                                 PLUS more than any other single factor.
                                 However, because the PLUS may pay a leveraged upside payment, and because the PLUS are subject to a maximum payment at maturity, the PLUS will trade differently from the MSH
                                 Index. Other factors that may influence the value of the PLUS include:

                                   o  the volatility (frequency and magnitude
                                      of changes in value) of the MSH Index

                                   o  the dividend rate on the stocks
                                      underlying the MSH Index

                                   o  geopolitical conditions and economic,
                                      financial, political, regulatory or
                                      judicial events that affect the stocks
                                      underlying the MSH Index or
                                      stock markets generally and which may
                                      affect the value of the MSH Index

                                   o  interest and yield rates in the market

                                   o  the time remaining until the PLUS mature

                                   o  our creditworthiness

                                 Some or all of these factors will influence the price you will receive if you sell your PLUS prior to maturity. For example, you may have to sell your PLUS at a substantial discount from the principal amount if the value of the MSH Index is at or below the closing value of the MSH Index on the day we offer the PLUS for initial sale to the public.

                                 You cannot predict the future performance of
                                 the MSH Index based on its historical
                                 performance. The value of the MSH Index may
                                 decrease so that you will receive at maturity a payment that is less than the principal amount of the PLUS by an amount proportionate to the decrease in the value of the MSH Index. In addition, there can be no assurance that the value of the MSH Index will increase so that you will receive at maturity more than the principal amount of the PLUS. Nor can there be any assurance that the value of the
                                 MSH Index will not increase beyond    % of the
                                 initial index value, in which case you will
                                 only receive the maximum payment at maturity. You will no longer share in the performance of
                                 the MSH Index at index values above   % of the
                                 initial index value.

Adjustments to the MSH           The AMEX, in consultation with MS & Co. is
Index could adversely affect     responsible for calculating and maintaining
the value of the PLUS            the MSH Index. The AMEX and MS & Co. can add,
                                 delete or substitute the stocks underlying the MSH Index or make other methodological changes that could change the value of the MSH Index.
                                 The AMEX and MS & Co. may discontinue or suspend calculation or dissemination of the MSH Index. The AMEX and MS & Co. are under no obligation to consider your interests as an investor in the PLUS and will not do so. Any of these actions could adversely affect the value of the PLUS.

Our subsidiary, MS & Co.,        MS & Co., which is the calculation agent and
may have adverse economic        which is also a consultant to the AMEX on the
interests as calculation agent   MSH Index, is our subsidiary. The MSH Index
for the PLUS and as              was developed and is owned by MS & Co. In its
consultant for the MSH           role as consultant to the AMEX, MS & Co. has
Index                            influence over the composition and calculation
                                 of the MSH Index, including decisions
                                 regarding the addition or deletion of
                                 component securities and other methodological modifications to the MSH Index. The AMEX and MS & Co. are under no obligation to consider your interests as an investor in the MPS and will not do so. Certain judgments that MS &
                                 Co. could make as to the composition and calculation of the MSH Index could affect the value of the MSH Index and, consequently, could adversely affect the value of the PLUS.

                                 In addition, as calculation agent, MS & Co.
                                 will calculate the payment we will pay to you at maturity. Determinations made by MS&Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index value in the event of a discontinuance of the MSH Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of PLUS--Market Disruption Event" and "--Discontinuance of the MSH Index; Alteration of Method of Calculation."

                                 MS & Co. may discontinue or suspend
                                 calculation or publication of the MSH Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued MSH Index. MS & Co. could have an economic interest that is different than that of investors in the PLUS insofar as, for example, MS & Co. is not precluded from considering other indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the PLUS will be an amount based on the closing prices of the stocks underlying the MSH Index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the MSH Index last in effect prior to discontinuance of the MSH Index.

                                 The MSH Index is a service mark of ours and has been licensed for certain purposes to the AMEX in exchange for a fee.

Technology company stock         The trading prices of technology companies'
prices are volatile, which will  common stocks have been and are likely to
directly affect the price        continue to be volatile. A technology
volatility of the PLUS           company's stock price will fluctuate, and
                                 could fluctuate significantly, in response to various factors and events, including the following:

                                   o  differences between actual financial or
                                      operating results and those expected by
                                      investors and analysts;

                                   o  progress or setbacks in research or
                                      product development;

                                   o  announcements of technological
                                      innovations or new services by the
                                      company or its competitors;

                                   o  obsolescence of its products and
                                      technologies;

                                   o  changes in intellectual property or
                                      proprietary rights;

                                   o  announcements by the company or its
                                      competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

                                   o failure to integrate or realize projected benefits from acquisitions; and

                                   o  fluctuations in financial or operating
                                      results.

The MSH Index is not             Although the stocks underlying the MSH Index
necessarily representative of    are common stocks of companies generally
the technology industry, and     considered to be involved in various aspects
the composition of the           of the technology industry, price movements in
underlying stocks may            the underlying stocks, the MSH Index and the
change over time                 PLUS may not correlate perfectly with price
                                 movements in the entire technology industry.
                                 If the underlying stocks or the MSH Index decline in value, your PLUS may decline in value even if the technology industry as a whole rises in value. In addition, the composition of the securities underlying the MSH Index may change over time. There may be additions to the MSH Index of securities to which you may not want exposure or deletions of stocks to which you would want exposure.

You have no                      Investing in the PLUS is not equivalent to
shareholder rights               investing in the MSH Index or its component
                                 stocks. As an investor in the PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the MSH Index.

Hedging and trading activity     MS & Co. and other affiliates of ours will
by the calculation agent and     carry out hedging activities related to the
its affiliates could potentially PLUS (and possibly to other instruments linked
adversely affect the value of    to the MSH Index or its component stocks),
the PLUS                         including trading in the stocks underlying the
                                 MSH Index as well as in other instruments related to the MSH Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the MSH Index and other financial instruments related to the MSH Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we offer the PLUS for initial sale to the public could potentially increase the value of the MSH Index and, accordingly, potentially increase the issue price of the PLUS and, therefore, the level at which the MSH Index, on average, must close on the valuation dates before you would receive at maturity a payment that exceeds the principal amount of the PLUS. Additionally, such hedging or trading activities during the valuation period at maturity of the PLUS potentially could affect adversely the value of the MSH
                                 Index on the valuation dates and, accordingly, the amount of cash you will receive at maturity.

Because the characterization     You should also consider the U.S. federal
of the PLUS for U.S. federal     income tax consequences of investing in the
income tax purposes is           PLUS. There is no direct legal authority as to
uncertain, the material U.S.     the proper tax treatment of the PLUS, and
federal income tax               consequently our special tax counsel is unable
consequences of an               to render an opinion as to their proper
investment in the PLUS are       characterization for U.S. federal income tax
uncertain                        purposes. Therefore, significant aspects of
                                 the tax treatment of the PLUS are uncertain.
                                 Pursuant to the terms of the PLUS, you have agreed with us to treat a PLUS as a single financial contract, as described in the section of this pricing supplement called
                                 "Description of PLUS--United States Federal
                                 Income Taxation--General." If the Internal
                                 Revenue Service (the "IRS") were successful in asserting an alternative characterization for the PLUS, the timing and character of income or loss with respect to the PLUS may differ.
                                 We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of PLUS--United States Federal Income
                                 Taxation." You are urged to consult your own tax advisor regarding all aspects of the U.S.
                                 federal income tax consequences of investing in the PLUS.

                              DESCRIPTION OF PLUS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PLUS" refers to each $10 principal amount of our PLUS due December 30, 2004, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Value of the MSH Index(SM). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount...`   $

Original Issue Date
(Settlement Date)                            , 2003

Maturity Date................    December 30, 2004, subject to extension in
                                 accordance with the following paragraph in the event of a Market Disruption Event on any Index Valuation Date.

                                 If due to a Market Disruption Event or
                                 otherwise, any Index Valuation Date for
                                 determining the Final Index Value is postponed so that it falls on or after December 29, 2004, the Maturity Date will be the second Trading Day following the final Index Valuation Date. See "--Index Valuation Date" below.

Issue Price..................    $10 per PLUS

Denominations................    $10 and integral multiples thereof

CUSIP........................    61748A825

Interest Rate................    None

Specified Currency...........    U.S. dollars

Payment at Maturity..........    At maturity, upon delivery of the PLUS to the
                                 Trustee, we will pay with respect to the $10 principal amount of each PLUS an amount in cash equal to (i) if the Final Average Index
                                 Value is greater than the Initial Index Value, the lesser of (a) $10 plus the Leveraged
                                 Upside Payment and (b) the Maximum Payment at
                                 Maturity or (ii) if the Final Average Index
                                 Value is less than or equal to the Initial
                                 Index Value, $10 times the Index Performance
                                 Factor. See "--Discontinuance of the MSH
                                 Index; Alteration of Method of Calculation" below.

                                 We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each PLUS, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and
                                 (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry

                                 Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Leveraged Upside Payment.....    The product of (i) $10 and (ii) 200% and (iii)
                                 the Index Percent Increase.

Maximum Payment at Maturity..    $

Index Percent Increase.......    A fraction, the numerator of which is the
                                 Final Average Index Value minus the Initial
                                 Index Value and the denominator of which is the Initial Index Value.

Index Performance Factor.....    A fraction, the numerator of which is the
                                 Final Average Index Value and the denominator of which is the Initial Index Value.

Final Average Index Value....    The arithmetic averages of the Index Closing
                                 Values on each of the Index Valuation Dates.

Index Valuation Dates........    December 23, 2004, December 27, 2004 and
                                 December 28, 2004; provided that if any such date is not a Trading Day or if there is a Market Disruption Event on any such date, the Index Valuation Dates will be the first three
                                 Trading Days occurring on or after December
                                 23, 2004 on which no Market Disruption Event occurs.

Initial Index Value..........                  , which is the Index Closing
                                 Value on the day we offer the PLUS for initial sale to the public.

Index Closing Value..........    The Index Closing Value on any Trading Day
                                 will equal the official closing value of the MSH Index or any Successor Index (as defined under "--Discontinuance of the MSH Index;
                                 Alteration of Method of Calculation" below) published following the regular official weekday close of the principal trading sessions of the New York Stock Exchange (the
                                 "NYSE"), the American Stock Exchange LLC (the
                                 "AMEX") and the Nasdaq National Market on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the MSH Index described under "--Discontinuance of the MSH
                                 Index; Alteration of Method of Calculation."

Trading Day..................    A day, as determined by the Calculation Agent,
                                 on which trading is generally conducted on the NYSE, the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note............    Book Entry. The PLUS will be issued in the
                                 form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC will be the only registered holder of the PLUS. Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.

                                 In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                 Global Securities" in the accompanying
                                 prospectus.

Senior Note or Subordinated
Note.........................    Senior

Trustee......................    JPMorgan Chase Bank (formerly known as The
                                 Chase Manhattan Bank)

Agent........................    MS & Co.

Calculation Agent............    MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                 All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upwards (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

                                 Because the Calculation Agent is our
                                 subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, the Final Average Index Closing Value or whether a Market Disruption Event has occurred. See "--Discontinuance of the MSH Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event......    "Market Disruption Event" means the occurrence
                                 or existence of any of the following events with respect to the MSH Index:

                                   (i) a suspension, absence or material
                                   limitation of trading of stocks then
                                   constituting 20 percent or more of the level of the MSH Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant

                                   Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the MSH Index (or the relevant Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, absence or material limitation of trading on any major U.S. securities market for trading in futures or options contracts related to the MSH Index (or the relevant Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

                                   (ii) a determination by the Calculation
                                   Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge position with respect to the PLUS.

                                 For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the MSH Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the MSH Index shall be based on a comparison of (x) the portion of the level of the MSH Index attributable to that security relative to (y) the overall level of the MSH Index, in each case immediately before that suspension or limitation.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the MSH Index by the primary securities market trading in such contracts by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the MSH Index and (5) a suspension, absence or material limitation of trading on any Relevant Exchange or on the primary securities market on which futures or options contracts related to the MSH Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange............    "Relevant Exchange" means the primary U.S.
                                 organized exchange or market of trading for any security (or any combination thereof) then included in the MSH Index or any Successor
                                 Index.

Alternate Exchange
Calculation in Case of an
Event of Default.............    In case an event of default with respect to
                                 the PLUS shall have occurred and be
                                 continuing, the amount declared due and
                                 payable per PLUS upon any acceleration of the PLUS (an "Event of Default Acceleration") shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Index
                                 Closing Value as of the date of acceleration as the Final Average Index Value.

                                 If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

The MSH Index................    We have derived all information contained in
                                 this pricing supplement regarding the MSH
                                 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, MS &
                                 Co. and the AMEX. The MSH Index was developed by, and is owned by, our subsidiary, MS & Co., and is calculated and maintained by AMEX in consultation with MS & Co. Neither MS & Co.
                                 nor the AMEX has any obligation to continue to calculate and publish, and may discontinue calculation and publication of, the MSH Index.

                                 The MSH Index is comprised of 35 actively traded stocks of U.S. companies in the computer and technology industries with large market capitalizations. Publication of the MSH Index began on June 30, 1995, based on an initial value of 200 as of the close of trading on December 16, 1994. The MSH Index value was split 2-for-1 on March 20, 2000.

                                 The MSH Index is calculated using an "equal dollar-weighting" methodology designed to ensure that each of the component stocks is represented in approximately equal dollar amounts in the Index. In calculating the initial "equal dollar-weighting" of component stocks, the AMEX, using closing prices on December 16, 1994, calculated the number of shares that would represent an investment of $300,000 in each of the stocks contained in the Index (to the nearest whole share). The value of the MSH Index on any date equals the current market value (based on U.S.

                                 primary market prices) of the assigned number of shares of each of the stocks in the MSH Index divided by the current MSH Index divisor. The MSH Index divisor was initially calculated to yield a benchmark value of 200 at the close of trading on December 16, 1994. Annually thereafter, following the close of trading on the third Friday of December, the AMEX has adjusted and plans to continue to adjust the MSH Index portfolio, without changing the value of the MSH Index, by changing the number of shares of each component stock so that each company is again represented in "equal" dollar amounts. If necessary, the AMEX adjusts the divisor to ensure continuity of the MSH Index's value. The newly adjusted portfolio becomes the basis for the MSH Index's value on the first trading day following the annual adjustment.

                                 Subject to the maintenance criteria discussed below, the number of shares of each component stock in the MSH Index will remain fixed between annual reviews except in the event of certain types of corporate actions, such as the payment of a dividend (other than an ordinary cash dividend), stock distributions, stock splits, reverse stock splits, rights offerings, distributions, reorganizations, recapitalizations, or similar events with respect to a MSH Index component stock. In a merger or consolidation of an issuer of a component security, if the security remains in the MSH Index, the number of shares of that security will be adjusted, if necessary, to the nearest whole share, to maintain the component's relative weight in the MSH Index at the level immediately prior to the corporate action. In the event of a stock replacement, the average dollar value of the remaining MSH Index components will be calculated and that amount invested in the replacement stock, rounded to the nearest whole share. In all cases, the divisor will be adjusted, if necessary, to ensure MSH Index continuity. The divisor and other statistics based on the MSH Index is published and disseminated daily by the AMEX, on Bloomberg Financial Markets and Reuters Limited.

                                 A current list of the issuers of the component stocks of the MSH Index and the weighting of each component stock as of September 26, 2003, as a percentage of the total index capitalization, is set forth below. (The weighting of each stock is equal upon annual rebalancing, but varies throughout the year as the component stocks rise and fall in value compared to other component stocks.)

                                                                          Stock
                                 Company Name                            Exchange  % Weights
                                 ------------                            --------  ---------
                                 Accenture Limited "A"..................   NYSE      2.64%
                                 Agilent Technologies...................   NYSE      2.56%
                                 Amazon.com, Inc........................  NASDAQ     4.56%
                                 AOL Time Warner, Inc...................   NYSE      2.33%
                                 Apple Computer, Inc....................  NASDAQ     3.00%
                                 Applied Materials, Inc.................  NASDAQ     2.84%
                                 Automatic Data Processing, Inc.........   NYSE      1.90%
                                 Broadcom Corporation "A"...............  NASDAQ     3.45%
                                 Cisco Systems, Inc.....................  NASDAQ     3.09%


                                     PS-16


                                                                          Stock
                                 Company Name                            Exchange  % Weights
                                 ------------                            --------  ---------

                                 Computer Associates Int'l, Inc.........   NYSE      4.05%
                                 Dell Computer Corporation..............  NASDAQ     2.56%
                                 ebay, Inc..............................  NASDAQ     3.19%
                                 Electronic Arts, Inc...................  NASDAQ     3.59%
                                 Electronic Data Systems Corp...........   NYSE      2.24%
                                 EMC Corporation........................   NYSE      4.18%
                                 First Data Corporation.................   NYSE      2.29%
                                 Flextronics Inernational...............  NASDAQ     3.26%
                                 Hewlett-Packard Company................   NYSE      2.11%
                                 Intel Corporation......................  NASDAQ     3.29%
                                 International Business Machines Corp...   NYSE      2.29%
                                 Intuit, Inc............................  NASDAQ     2.08%
                                 Juniper Networks, Inc..................  NASDAQ     4.21%
                                 Micron Technology......................   NYSE      2.75%
                                 Microsoft Corporation..................  NASDAQ     2.18%
                                 Motorola, Inc..........................   NYSE      2.87%
                                 Nokia Corporation ADS..................   NYSE      1.94%
                                 Oracle Corporation.....................  NASDAQ     2.18%
                                 PeopleSoft, Inc........................  NASDAQ     1.95%
                                 Qualcomm Inc...........................  NASDAQ     2.27%
                                 STMicroelectronics N.V.................   NYSE      2.43%
                                 Tellabs, Inc...........................  NASDAQ     1.93%
                                 Texas Instruments, Inc.................   NYSE      2.95%
                                 Veritas Software Corporation...........  NASDAQ     3.78%
                                 Xilinx, Inc............................  NASDAQ     2.83%
                                 Yahoo! Inc.............................  NASDAQ     4.21%

                                 Source: AMEX

                                 The composition of the MSH Index is reviewed annually to ensure that the component stocks meet certain minimum capitalization, trading volume and listing requirements and to ensure that at least 90% of the MSH Index's numerical value satisfies AMEX criteria for standardized options trading. In addition to the annual rebalancings, if at any time between annual rebalancing the top five component securities, by weight, account for more than one-third of the weight of the MSH Index, the MSH Index will be similarly rebalanced. The component stocks of the MSH Index may be changed at any time for any reason.

                                 None of Morgan Stanley, the AMEX, MS & Co. or any of our affiliates guarantees the accuracy and/or the completeness of the MSH Index or any data included therein and neither shall have any liability for any errors, omissions, or interruptions therein. None of Morgan Stanley, the AMEX, MS & Co. or any of our affiliates makes any warranty, express or implied, as to results to be obtained by us, owners of the MPS, or any other person or entity from the use of the MSH Index or any data included therein. The AMEX makes no express or implied warranties, and expressly disclaims all warranties, or merchantability or fitness for a particular purpose or use with respect to the MSH Index or any data included therein. Without limiting any of the foregoing, in no event shall any of Morgan Stanley, the AMEX,

                                 MS & Co. or any of our affiliates have any liability for any lost profits or indirect, punitive, special or consequential damages, even if notified of the possibility thereof. There are no third party beneficiaries of any agreements or arrangements between the AMEX and us. We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the component stocks of the MSH Index, including selling products and/or services to, purchasing products and/or services from, extending loans to or making equity investments in any of such issuers or providing advisory services to such issuers, including merger and acquisition advisory services. In the course of such business, we, or our affiliates, may acquire non-public information with respect to such companies and, in addition, one or more of our affiliates may publish research reports with respect to such issuers. The statements in the preceding sentence are not intended to affect the right of holders of the MPS under the securities laws. You should undertake an independent investigation of the issuers of the component stocks of the MSH Index and of the MSH Index to the extent required, in your judgment, to allow you to make an informed decision with respect to an investment in the MPS.

                                 Adverse Economic Interests of MS & Co.

                                 Because MS & Co. is our subsidiary, it may have economic interests adverse to investors in the MPS, including with respect to certain determinations and judgments made in determining the MSH Index. The policies and judgments of MS & Co. concerning additions, deletions and substitutions of the stocks underlying the MSH Index and the manner in which certain changes affecting such underlying stocks are taken into account in the calculation of the MSH Index may affect the value of the MSH Index. It is also possible that the AMEX, either independently or in consultation with MS & Co., may discontinue or suspend calculation or dissemination of the MSH Index and that, consequently, MS & Co., as Calculation Agent, would have to select a successor or substitute index, or itself calculate index values, from which to calculate any Index Closing Value or the Final Average Index Closing Value. Any such actions or judgments could adversely affect the value of the MPS.

                                 MS & Co. maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the MPS to restrict the use of information relating to the calculation of the MSH Index prior to its dissemination. MS & Co. will carry out its duties and functions in connection with its determination of the MSH Index in good faith and using its reasonable judgment.

                                 It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the component stocks could lead to actions on the part of such underlying issuers which might adversely affect the level of the MSH Index.

Discontinuance of the MSH
Index; Alteration of Method
of Calculation...............    If the AMEX or MS & Co. discontinues
                                 publication of the MSH Index and the AMEX or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued MSH Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the NYSE, the AMEX, the Nasdaq National
                                 Market or the relevant exchange or market for the Successor Index on the date that any Index
                                 Closing Value is to be determined.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the PLUS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                 If the AMEX or MS & Co. discontinues
                                 publication of the MSH Index prior to, and such discontinuance is continuing on, the date that any Index Closing Value is to be determined and MS & Co., as the Calculation Agent, determines that no Successor Index is available at such time, then, on such date, the Calculation Agent will determine the Index Closing Value in accordance with the formula for calculating the MSH Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the MSH Index on the Relevant Exchange. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSH Index may adversely affect the value of the PLUS.

                                 If at any time the method of calculating the MSH Index or a Successor Index, or the value thereof, is changed in a material respect, or if the MSH Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the MSH Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the MSH Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and determine the Final Average Index Value with reference to the MSH Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the MSH Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the MSH Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information.......    The following table sets forth the published
                                 high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the MSH Index for each quarter in the period from January 1, 1998 through September 30, 2003.
                                 The Index Closing Value on September 30, 2003 was 411.68. We obtained the information in the table below from Bloomberg Financial Markets, and we believe such information to be accurate.

                                 The historical prices of the MSH Index should not be taken as an indication of future performance, and no assurance can be given as to the value of the MSH Index on the Index Valuation Dates. The value of the MSH Index may decrease so that you will receive a payment at maturity that is less than the principal amount of the PLUS. We cannot give you any assurance that the value of the MSH Index will increase so that at maturity you will receive a payment in excess of the principal amount of the PLUS. Nor can we give you any assurance that the value of the MSH
                                 Index will not increase beyond     % of the
                                 Initial Index Value, in which case you will only receive the Maximum Payment at Maturity. Because your return is linked to the value of the MSH Index at maturity, there is no guaranteed return of principal.

                                 If the Final Average Index Value is less than the Initial Index Value, you will lose money on your investment.

                                                        High       Low      Period End
                                                      --------    ------    ----------
                                 1998:
                                 First Quarter.....     271.67    211.42       271.24
                                 Second Quarter....     299.88    259.61       297.90
                                 Third Quarter.....     327.46    240.07       286.89
                                 Fourth Quarter....     437.73    240.52       437.23
                                 1999:
                                 First Quarter.....     517.13    442.42       510.23
                                 Second Quarter....     579.62    475.83       579.62
                                 Third Quarter.....     641.32    545.18       615.83
                                 Fourth Quarter....     924.65    591.79       920.78
                                 2000:
                                 First Quarter.....   1,162.86    851.55     1,061.99
                                 Second Quarter ...   1,077.40    822.11     1,015.92
                                 Third Quarter.....   1,116.79    951.21       951.21
                                 Fourth Quarter....     957.55    628.24       668.22


                                     PS-20


                                                        High       Low      Period End
                                                      --------    ------    ----------
                                 2001:
                                 First Quarter.....     816.86    524.28       524.28
                                 Second Quarter ...     640.69    465.10       579.41
                                 Third Quarter.....     577.15    361.47       373.77
                                 Fourth Quarter....     555.20    368.80       507.03
                                 2002:
                                 First Quarter.....     553.40    421.52       454.81
                                 Second Quarter ...     462.38    321.98       332.22
                                 Third Quarter.....     338.58    238.60       238.60
                                 Fourth Quarter....     343.77    227.32       287.69
                                 2003:
                                 First Quarter.....     327.87    272.28       287.47
                                 Second Quarter....     381.67    286.62       366.70
                                 Third Quarter.....     441.67    369.64       411.68


Use of Proceeds and Hedging..    The net proceeds we receive from the sale of
                                 the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the PLUS. See also "Use of Proceeds" in the accompanying prospectus.

                                 On or prior to the day we offer the PLUS for initial sale to the public, we, through our subsidiaries or others, intend to hedge our anticipated exposure in connection with the PLUS by taking positions in the stocks underlying the MSH Index, in futures or options contracts on the MSH Index or its component securities listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the MSH Index, and therefore effectively increase the level at which the MSH Index must close before you would receive at maturity a payment that exceeds the principal amount of the PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling the stocks underlying the MSH Index, futures or options contracts on the MSH Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Dates. We cannot give any assurance that our hedging activities will not affect the value of the MSH Index and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity.

Supplemental Information
Concerning Plan of
Distribution.................    Under the terms and subject to the conditions
                                 contained in the U.S. distribution agreement
                                 referred to in the prospectus supplement under
                                 "Plan of Distribution," the Agent, acting as
                                 principal for its own account, has agreed to
                                 purchase, and we have agreed to sell, the
                                 principal amount of PLUS set forth on the
                                 cover of this pricing supplement. The Agent
                                 proposes initially to offer the PLUS directly
                                 to the public at the public
                                 offering price set forth on the cover page of
                                 this pricing supplement. The Agent may allow a
                                 concession not in excess of    % of the
                                 principal amount of the PLUS to other dealers,
                                 which may include Morgan Stanley & Co.
                                 International Limited and Bank Morgan Stanley
                                 AG. We expect to deliver the PLUS against
                                 payment therefor in New York, New York
                                 on             , 2003. After the initial
                                 offering of the PLUS, the Agent may vary the offering price and other selling terms from time to time.

                                 In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS or the level of the MSH Index. Specifically, the Agent may sell more PLUS than it is obligated to purchase in connection with the offering or may sell individual stocks underlying the MSH Index it does not own, creating a naked short position in the PLUS or the individual stocks underlying the MSH Index, respectively, for its own account. The Agent must close out any naked short position by purchasing the PLUS or the individual stocks underlying the MSH Index in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS or the individual stocks underlying the MSH Index in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PLUS or the individual stocks underlying the MSH Index in the open market to stabilize the price of the PLUS. Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                 General

                                 No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                 The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                 Brazil

                                 The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                 Chile

                                 The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                 Hong Kong

                                 The PLUS may not be offered or sold in Hong
                                 Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                 Mexico

                                 The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                 Singapore

                                 This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus and any other document or material used in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

ERISA Matters for Pension
Plans and Insurance
Companies....................    Each fiduciary of a pension, profit-sharing or
                                 other employee benefit plan subject to the Employee Retirement Income Security Act of
                                 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                 In addition, we and certain of our
                                 subsidiaries and affiliates, including MS &
                                 Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the PLUS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                 The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                 Because we may be considered a party in
                                 interest with respect to many Plans, the PLUS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the PLUS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or
                                 Section 4975 of the Code.

                                 Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-
                                 14.

                                 Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the PLUS.

                                 Purchasers of the PLUS have exclusive
                                 responsibility for ensuring that their
                                 purchase and holding of the PLUS do not
                                 violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal
Income Taxation..............    The following summary is based on the advice
                                 of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S.
                                 federal income
                                 tax consequences to initial investors in the PLUS that (i) purchase the PLUS at their Issue
                                 Price and (ii) will hold the PLUS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed
                                 Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to investors subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, dealers and certain traders in options or securities, or persons who hold the PLUS as part of a hedging transaction, straddle, conversion or other integrated transaction).
                                 As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                 General

                                 Pursuant to the terms of the PLUS, we and every investor in the PLUS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a PLUS for all tax purposes as a single financial contract with respect to the MSH Index that (1) requires the investor to pay us at inception an amount equal to the purchase price of the PLUS and (2) entitles the investor to receive at maturity an amount in cash based upon the performance of the MSH Index. The characterization of the PLUS described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the PLUS (or of similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities that directly address the PLUS (or similar instruments), Tax Counsel is unable to render an opinion as to their proper characterization for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PLUS are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the PLUS (including possible alternative characterizations of the PLUS) and regarding any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization described above.

                                 U.S. Holders

                                 As used herein, the term "U.S. Holder" means a beneficial owner of a PLUS that for U.S. federal income tax purposes is:

                                 o  a citizen or resident of the United States;
                                 o a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any political subdivision thereof; or
                                 o an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                 Tax Treatment of the PLUS

                                 Tax basis. A U.S. Holder's tax basis in the PLUS will equal the amount paid by the U.S. Holder to acquire the PLUS.

                                 Settlement of the PLUS at maturity. Upon receipt of cash at maturity, a U.S. Holder generally will recognize long-term capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the PLUS.

                                 Sale or exchange of the PLUS. Upon a sale or exchange of the PLUS prior to their maturity, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Holder's tax basis in the PLUS sold or exchanged. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the PLUS for more than one year at the time of disposition.

                                 Possible Alternative Tax Treatments of an
                                 Investment in the PLUS

                                 Due to the absence of authorities that
                                 directly address the proper tax treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the PLUS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                 If the IRS were successful in asserting that the Contingent Payment Regulations applied to the PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the PLUS every year at a "comparable yield" determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount, and as capital loss thereafter.

                                 Even if the Contingent Payment Regulations do not apply to the PLUS, other alternative federal income tax characterizations of the PLUS are possible which, if applied, could also affect the timing and the character of the income or loss with respect to the PLUS. It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue interest income or original issue discount on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS.

                                 Backup Withholding and Information Reporting

                                 A U.S. Holder of the PLUS may be subject to information reporting and to backup withholding in respect of amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                 Non-U.S. Holders

                                 The discussion under this heading applies to you only if you are a "Non-U.S. Holder." This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to an investor in light of its particular circumstances or to investors that are subject to special rules, such as Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax or for whom income or gain in respect of the PLUS are effectively connected with a trade or business in the United States.

                                 A Non-U.S. Holder is a beneficial owner of a PLUS that for U.S. federal income tax purposes is:

                                 o  a nonresident alien individual;
                                 o  a foreign corporation; or
                                 o  a foreign trust or estate.

                                 A Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder, except that gain from the sale or exchange of the PLUS or their settlement at maturity may be subject to U.S. federal income tax if such Non-U.S. Holder is a non-resident alien individual and is present in the United States for 183 days or more during the taxable year of the sale or exchange (or settlement at maturity) and certain other conditions are satisfied.

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                                 Information returns may be filed with the U.S.
                                 Internal Revenue Service (the "IRS") in
                                 connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder will be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certain certification procedures establishing that it is not a U.S. person for U.S. federal income tax purposes (e.g., by providing a completed IRS Form W-8BEN certifying, under penalties of perjury, that such Non-U.S. Holder is not a U.S. person) or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S.
                                 Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.